Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 28, 2025, with respect to the statements of assets and liabilities, including the schedules of investment, of VanEck Merk Gold ETF (formerly, VanEck Merk Gold Trust, the “Trust”), as of January 31, 2025 and 2024, and the related statements of operations and changes in net assets for each of the years in the three‐year period ended January 31, 2025, and the effectiveness of internal control over financial reporting as of January 31, 2025, incorporated herein by reference.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 28, 2025